AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           ICG COMMUNICATIONS, INC.



         ICG Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is ICG Communications, Inc.

         2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 11, 1996.

         3. This Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation, as amended, is being filed in connection with the Corporation's reorganization plan, dated as of April 3, 2002, (as such plan may be amended, supplemented, or modified from time to time (the "Reorganization Plan")), and was duly adopted in accordance with the provisions of sections 242, 245, and 303 of the General Corporation Law of the State of Delaware ("Delaware General Corporation Law"). The Reorganization Plan, as modified, was confirmed on October 9, 2002, by the United States Bankruptcy Court for the District of Delaware.

         4. The text of the Certificate of Incorporation of the corporation is hereby amended and restated so as to read in its entirety as follows:

         FIRST: The name of the corporation is ICG Communications, Inc. (hereinafter called the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent is the Corporation Service Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock of the par value of one cent ($.01) per share (hereinafter called "Common Stock"), and ten million (10,000,000) shares shall be Preferred Stock of the par value of one tenth of one cent ($.001) per share (hereinafter called "Preferred Stock").

         A. Provisions relating to Preferred Stock.

         Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

         (i) The designation of such series;

         (ii) The number of shares initially constituting such series;

         (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

         (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

         (v) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

         (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

         (vii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

         (viii) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

         (ix) Any other relative rights, preferences and limitations.

         B. Provisions relating to Common Stock.

         (i) Subject to the preferential dividend rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation.

         (ii) Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

         (iii) Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of part A of this Article FOURTH, subject to the provisions of Article FIFTH, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote, and not as a separate class.

         FIFTH: The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the United States Code (the "Bankruptcy Code") as in effect on the effective date of the Reorganization Plan; provided, however, that this Article FIFTH (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

         SIXTH: The number of directors which shall constitute the whole Board of Directors shall not be less than three (3) nor more than ten (10). The initial Board of Directors shall consist of five (5) persons. The directors shall be divided into three classes designated Class I, Class II, and Class III and the term of office of directors of one class shall expire at each annual meeting of stockholders and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. The initial term of office of the Class I directors shall expire at the 2003 Annual Meeting of Stockholders, the initial term of office of the Class II directors shall expire at the 2004 Annual Meeting of Stockholders, and the initial term of office of the Class III directors shall expire at the 2005 Annual Meeting of Stockholders. At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders after their election. The election of directors need not occur by written ballot.

         SEVENTH: All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation, or any amendment thereof, or by the Restated By-Laws of the Corporation (the "By-Laws"). The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws, except to the extent that the By-Laws otherwise provide.

         EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         TENTH: The Corporation, shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by applicable law. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         ELEVENTH: Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.


         IN WITNESS WHEREOF, ICG Communications, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Bernard Zuroff, this October 9, 2002.

                                        ICG COMMUNICATIONS, INC.


                                        By: ___________________________________
                                            Name:
                                            Title: